Exhibit 10.1
MASTER SEPARATION AGREEMENT
between
ATS AUTOMATION TOOLING SYSTEMS INC.
– and –
PHOTOWATT TECHNOLOGIES INC.
[     ], 2006

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page
9.19 Dispute Resolution	35
9.20 Binding Effect	38
9.21 Expenses	38
9.22 Waiver	38
9.23 Compliance With Laws	38

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MASTER SEPARATION AGREEMENT
     This Master Separation Agreement (this “Agreement”) is made and entered into as of [     ], 2006, by and between ATS Automation Tooling Systems Inc., a corporation governed by the laws of Ontario (“ATS”), and Photowatt Technologies Inc., a corporation governed by the laws of Canada (“Photowatt”). ATS and Photowatt are sometimes referred to herein separately as a “Party” and together as the “Parties.”
RECITALS
A.	[ATS owns, directly or indirectly, 100% of the issued and outstanding common shares of Photowatt.]
B.	Photowatt is undertaking an initial public offering (the “Offering”) of its common shares pursuant to a registration statement on Form F-1 under the U.S. Securities Act of 1933 and a prospectus filed with Canadian Authorities (as defined below).
C.	Immediately prior to the completion of the Offering, ATS and Photowatt intend to enter into a Master Separation Agreement (the “Master Separation Agreement”), containing the key provisions relating to the separation of ATS and Photowatt, and the other Separation Agreements (as defined in the Master Separation Agreement).
D.	Immediately following completion of the Offering, ATS will own, directly or indirectly approximately [ ]% of the outstanding Photowatt Common Shares (as defined below).
E.	ATS and Photowatt desire to maintain the ability of ATS (if so determined by the ATS board of directors) to distribute to holders of ATS Common Shares (as defined below) all or a portion of the outstanding Photowatt common shares then owned by ATS (a “Spin-Off”).
F.	The Parties intend in this Agreement and the other Separation Agreements to set forth the principal arrangements between them regarding the Offering and their operations thereafter.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ATS” is defined in the preamble to this Agreement.
“ATS Assets” means any and all Assets of the ATS Group or Photowatt Group as of the Separation Time other than the Photowatt Assets.
“ATS Business” means the businesses or operations of the ATS Group excluding the Existing Photowatt Business.
“ATS Common Shares” means the common shares in the capital of ATS.
“ATS Disclosure Portions” means all material set forth in the Registration Statement, the Prospectus and the final Preliminary Prospectus to the extent relating exclusively to (i) the ATS Group, excluding Automation Tooling Systems Enterprises, Inc. and Matrix Solar Technologies, Inc. to the extent that the material relates to the Existing Photowatt Business or (ii) the ATS Business.
“ATS Group” means ATS and each Person that ATS directly or indirectly controls (within the meaning of the Securities Act), other than any member of the Photowatt Group.
“ATS Indemnified Persons” means each member of the ATS Group and its respective Representatives.
“ATS Liabilities” means the Liabilities of the ATS Group (but excludes all Photowatt Liabilities).
“ATS Products” means all products of the ATS Business.
“ATS Solar Automation Know-How” means all information, whether written or unwritten, existing as of execution of this Agreement, relating to the Field of Use, that is: (i) known to ATS; or (ii) intellectual property rights owned by ATS, but excluding any intellectual property rights owned by ATS solely to the extent covered by any patent or application therefor owned by ATS as at the Separation Time.
“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, Governmental Authority or any arbitration tribunal asserted by a Person.
“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of the Separation Agreements, except to the extent expressly provided otherwise, the determination of whether a Person is an Affiliate of another Person shall be made assuming that no member of the ATS Group is an Affiliate of any member of the Photowatt Group and vice versa.
“Agreement” is defined in the preamble to this Agreement.
“Amalco” is defined in Section 4.1(a).
“Annual Financial Statements” means (i) the consolidated annual financial statements of the Photowatt Group (and notes thereto), including in comparative form the consolidated figures (and notes thereto) for the previous fiscal year, all in reasonable detail and prepared in accordance with Regulation S-X, Canadian Securities Laws and GAAP and in accordance with any similar or successor rule or laws, and (ii) a discussion and analysis by management of the Photowatt Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K and Canadian Securities Laws and in accordance with any similar or successor rule or laws.
“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by Law to close.
“Business Guarantees” is defined in Section 7.3.
“Canadian Authorities” is defined in Section 4.1(a).
“Canadian Securities Laws” means securities legislation established in each province and territory of Canada, and all regulations, rules, blanket orders and policies established thereunder or issued by Canadian Authorities.
“Claimed Amount” is defined in Section 8.4(a).
“Claim Notice” is defined in Section 8.4(a).
“Consents” means the consents of Persons referred to in the disclosure letter of even date delivered by ATS to Photowatt and initialed by the Parties.
“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable Law.
“Controlling Party” is defined in Section 8.4(d)(ii).
“Designated Purposes” means the purpose or purposes for which any confidential Information or Personal Information may be used by any Group member pursuant to this Agreement or any other Separation Agreement and otherwise in accordance with any directions given by one Party to the other Party in performance of services under the Transitional Services Agreement.
“Dispute” is defined in Section 9.19.
“Distribution Agent” is defined in Section 4.3(a).
“Environmental Conditions” means the presence in the environment, including the soil, subsurface strata, groundwater, surface water or ambient air, of any Hazardous Material at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.
“Environmental Laws” means all Laws of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to a Hazardous Materials Release, or otherwise relating to the import, storage, distribution, labelling, sale, use, treatment, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Hazardous Materials Release.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Assets” means the Assets referred to in Exhibit A.
“Existing Photowatt Business” means the solar and related businesses and operations conducted by ATS prior to the Separation Time through its subsidiaries Photowatt International S.A.S., Automation Tooling Systems Enterprises, Inc., Matrix Solar Technologies, Inc., Photowatt Technologies USA Inc. and Spheral Solar Power, Inc., as well as the Spheral Solar Division of ATS, and including such businesses and operations of the Photowatt Group as described in the Prospectus.
“Field of Use” means the automation of one or more steps in the manufacturing of solar products, including the design and manufacture of equipment used to automatically convey, grip, locate, orient, connect, manipulate, alter, form, inspect, test or sense materials or products as part of a manufacturing process and all processes embodied in such equipment or relating to the manufacturing of solar products or the automation thereof.
“Financial Statements” means the Annual Financial Statements and Quarterly Financial Statements collectively.
“GAAP” means Canadian generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, provincial, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority.
“Group” means either the ATS Group or the Photowatt Group, as the context requires.
“Hazardous Materials” means chemicals, pollutants, contaminants, hazardous substances, dangerous substance, noxious substance, toxic substance, radioactive and biological materials, petroleum and petroleum products or any fraction thereof, hazardous waste, flammable or explosive material, radio-active material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, polychlorinated biphenal waste, polychlorinated biphenal related waste or any other substance or material now or hereafter declared, defined or deemed to be regulated or controlled in or pursuant to Environmental Laws.

“Hazardous Materials Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.
“Included Liabilities” means the Liabilities referred to in Exhibit B.
“Indemnified Party” is defined in Section 8.4(a).
“Indemnified Person” means, as applicable, a Photowatt Indemnified Person or an ATS Indemnified Person.
“Indemnifying Party” is defined in Section 8.4(a).
“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, that may be stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Law” means any law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, guideline, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended.
“Lease Agreement” means the Lease Agreement in the form set out in Exhibit D.
“Liability” means any liability, obligation, cost or expense, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated or due or to become due, wherever or however arising (including whether arising out of any Law, Contract or tort based on negligence or strict liability), including but not limited to, any tax liability.
“Losses” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs of burdens associated with performing injunctive relief and other costs (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors, and of expert witnesses and other costs (excluding the allocable portion of the relevant Person’s internal costs) of investigation, preparation and litigation in connection with any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar matter or proceeding) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.
“Master Supply Agreement” means the Master Supply Agreement in the form set out in Exhibit E.

“Non-Controlling Party” is defined in Section 8.4(d)(ii).
“Non-Transferred Asset” is defined in Section 2.2(a).
“Offering” is defined in the recitals to this Agreement.
“Owning Party” is defined in Section 6.2.
“Person” means any individual or entity, including any partnership, limited liability company, joint venture, corporation, trust, unincorporated organization and Governmental Authority.
“Personal Information” means any information about an identifiable individual that is provided to or obtained by any Group member on behalf of the other Party or any of its respective Group members.
“Photowatt” is defined in the preamble to this Agreement.
“Photowatt Assets” means any and all Assets that are used exclusively or held for use exclusively in the Existing Photowatt Business excluding the Excluded Assets.
“Photowatt Business” means the businesses and operations conducted by the Photowatt Group at the relevant time.
“Photowatt Common Shares” means the common shares in the capital of Photowatt, and include (i) any shares of Photowatt into which such shares may be converted, reclassified, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization, and (ii) any securities of Photowatt convertible into, exchangeable for or otherwise exercisable to acquire such shares.
“Photowatt Facilities” means the facilities located at each of 25 Reuter Drive, Cambridge, Ontario, N3E 1A9; 33, rue Saint-Honore, Z.1 Champfleuri 38300 Bourgoin-Jallieu, France; 540 Silver Creek Road N.W., Suite A, Albuquerque, New Mexico; and such other facilities, offices and locations from which the business or operations of the Photowatt Business are conducted.
“Photowatt Group” means Photowatt and each Person that Photowatt directly or indirectly controls (within the meaning of the Securities Act).
“Photowatt Indemnified Persons” means each member of the Photowatt Group and its respective Representatives.
“Photowatt Liabilities” means the following:
(i)	any and all Liabilities to the extent arising out of or relating to the Existing Photowatt Business, the Photowatt Business or the Photowatt Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Separation Time including:

(A)	any and all Liabilities of any member of the Photowatt Group owed to the ATS Group pursuant to valid intercompany accounts as of the Separation Time and/or reflected in the financial statements contained in the Prospectus or in any Annual Financial Statements or Quarterly Financial Statements prepared after the Separation Time;

(B)	any and all Liabilities arising from or related to Environmental Conditions (x) existing on, under, about or in the vicinity of any of the Photowatt Facilities whether prior to or after the Separation Time, or (y) arising out of operations occurring at any time prior to or after the Separation Time of the Existing Photowatt Business, the Photowatt Business or the Photowatt Assets, or at any of the Photowatt Facilities;

(C)	any and all employment-related Liabilities related to employees of the Existing Photowatt Business and the Photowatt Business;

(D)	any and all Liabilities relating to, arising out of or resulting from any act or failure to act by any Representative of any member of the ATS Group, including Photowatt (whether or not such act or failure to act is or was within such Person’s authority); and

(E)	any and all tax Liabilities relating to, arising out of or resulting from the Existing Photowatt Business and the Photowatt Business;
(ii)	any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by any member of the Photowatt Group at any time after the Separation Time;

(iii)	any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in any other Separation Agreement as Liabilities for which Photowatt or any member of the Photowatt Group is to be responsible, including but not limited to, any Liabilities set out in Exhibit B as “Included Liabilities”;

(iv)	any and all Business Guarantees that are not replaced with Substitute Guarantees, or with respect to which ATS or any member of the ATS Group has any liability or obligation after the Closing Date; and

(v)	any and all obligations of the Photowatt Group under or pursuant to this Agreement, any Separation Agreement or any other instrument entered into in connection herewith or therewith.
“Photowatt Transfer Agent” means the transfer agent and registrar for the Photowatt Common Shares.
“Possessor” is defined in Section 6.3.

“Preliminary Prospectus” means any preliminary prospectus filed with the SEC and deemed to be part of the Registration Statement and filed with Canadian Authorities pursuant to Canadian Securities Laws.
“Prospectus” means the final prospectus filed with the SEC and deemed to be part of the Registration Statement and filed with Canadian Authorities pursuant to Canadian Securities Laws.
“Quarterly Financial Statements” means (i) the consolidated quarterly financial statements of the Photowatt Group (and notes thereto), including in comparative form the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year, all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, Canadian Securities Laws and GAAP and in accordance with any similar or successor rule or laws, and (ii) a discussion and analysis by management of the Photowatt Group’s financial condition and results of operations for such fiscal period, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K and Canadian Securities Laws and in accordance with any similar or successor rule or laws.
“Record Date” means the close of business on the date to be determined by ATS board of directors as the record date for determining the shareholders of ATS entitled to receive Photowatt Common Shares pursuant to a Spin-Off.
“Registration Rights Agreement” means the Registration Rights Agreement in the form set out in Exhibit F.
“Registration Statement” means the registration statement on Form F-1 (SEC File No. 333-137044) as filed by Photowatt with the SEC in connection with the Offering, together with all amendments and supplements thereto.
“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.
“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.
“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, consultants, advisers and agents.
“Requestor” is defined in Section 6.3.
“Retention Period” is defined in Section 6.4.
“SEC” means the United States Securities and Exchange Commission or any successor agency.
“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Separation Agreements” means this Agreement, the Transfer Agreement, the Lease Agreement, the Registration Rights Agreement, the Shareholder Agreement, the Master Supply Agreement and the Transitional Services Agreement.
“Separation Time” means the time concurrent with the time of closing of the Offering and following the delivery by ATS to Photowatt of a certificate of two officers of Photowatt that all conditions precedent to completion of the Offering, other than the completion of the transactions contemplated by the Separation Agreements to be completed on or prior to the Separation Time, have been satisfied or waived.
“Shareholder Agreement” means the Shareholder Agreement in the form set out in Exhibit G.
“Substitute Guarantees” is defined in Section 7.3.
“Spin-Off” is defined in the recitals to this Agreement.
“Spin-Off Date” means the date, if any, on which a Spin-Off in respect of all Photowatt Common Shares then held by ATS occurs or ATS is otherwise no longer required to consolidate, or account on an equity basis for, the results of operations and financial position of Photowatt or any other member of the Photowatt Group (determined in accordance with GAAP and consistent with SEC reporting requirements and Canadian Securities Laws).
“Tax Benefit” means any deduction, amortization, exclusion from income or other allowance that actually reduces in cash the amount of tax Photowatt or its respective Affiliates (as applicable) would have been required to pay (or actually increases in cash the amount of tax refund to which Photowatt or its respective Affiliates (as applicable) would have been entitled) in the absence of the item giving rise to the indemnity claim.
“Third Party Claim” is defined in Section 8.4(d)(i).
“TPC Contribution Agreement” means TPC Agreement No. 731-477798 dated March 28, 2002, as amended by an amendment agreement dated September 17, 2004, each between Her Majesty The Queen In Right Of Canada, as represented by the Minister of Industry, and ATS.
“Transfer Agreement” means the Transfer Agreement in the form set out in Exhibit H.
“Transitional Services Agreement” means the Transitional Services Agreement in the form set out in Exhibit I.
1.2 Construction. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, local or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any Contract (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such Contract as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this

Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. The word “or” shall not be exclusive. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires.
1.3 Conflicts With Other Separation Agreements. To the extent any portion of this Agreement conflicts with any other Separation Agreement, this Agreement shall control.
ARTICLE 2
PHOTOWATT ASSETS
2.1 Transfer of Photowatt Assets. In order to effect the transfer of the Photowatt Assets by the ATS Group to the Photowatt Group on the terms contemplated by the Separation Agreements, which transfers are to occur prior to or concurrent with completion of the Offering as contemplated by the Separation Agreements, each Party will enter into the Separation Agreements other than this Agreement at the Separation Time.
2.2 Non-Transferred Assets.
(a)	If any Party discovers after the Separation Time that a member of the ATS Group has title to, or an interest in, a Photowatt Asset or a member of the Photowatt Group has title to, or an interest in, an ATS Asset (in either case, a “Non-Transferred Asset”), each Party shall (and shall cause the applicable member(s) of its Group to) cooperate and use commercially reasonable efforts to promptly transfer such title or interest to the appropriate Party (or another member of its Group designated by it), including obtaining any necessary consents or approvals or taking any other actions necessary to effect such transfers.

(b)	If an attempted assignment of a Non-Transferred Asset would be ineffective or would impair the rights of the Party entitled to such asset with respect to such Non-Transferred Asset so that such Party (or its applicable Group Member) would not receive all such rights, then the Parties shall use commercially reasonable efforts to provide to, or cause to be provided to, such Party (or its applicable Group Member), to the extent permitted by Law, rights related to such Non-Transferred Asset and take such other actions as may reasonably be requested by such Party in order to place it, insofar as reasonably possible, in the same position as if such Non-Transferred Asset had been transferred as contemplated hereby. In connection therewith, (i) the Party with title to or an interest in such asset (or its applicable Group Member) shall promptly pass along to the Party entitled to such asset (or its applicable Group Member) when received all benefits derived with respect to any such Non-Transferred Asset, and (ii) the Party entitled to such asset (or its applicable Group Member) shall pay, perform and discharge on behalf of the other Party (or its applicable Group Member) all of the obligations with respect to any such Non-Transferred Asset in a timely manner and in accordance with the terms thereof. If and when such transfer may be effected without impairing the rights of the Party entitled to such asset, the Parties shall take appropriate steps to effect transfer of such Non-Transferred Asset.
2.3 No Representations or Warranties. Photowatt (on behalf of itself and each member of the Photowatt Group) acknowledges and agrees that, except as expressly set forth in the Separation Agreements, (a) no member of the ATS Group is making any representations or warranties, express or implied, as to the condition, quality, merchantability or fitness of any Photowatt Asset, whether a Non-Transferred Asset or otherwise, (b) any Non-Transferred Asset shall be transferred on an “as is,” “where is” basis, and (c) the applicable member of the Photowatt Group shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in such Person good and marketable title to any Non-Transferred Asset.
2.4 Assumption of Photowatt Liabilities. In furtherance of the transfer of the Photowatt Assets by the ATS Group to the Photowatt Group as contemplated in Section 2.1, the Photowatt Group hereby fully and unconditionally assumes and, to the extent they become due and payable, covenants to pay or otherwise perform or discharge when done, the Photowatt Liabilities, to the complete exoneration of the ATS Group, which assumptions are to occur prior to or concurrent with completion of the Offering as contemplated by the Separation Agreements.
ARTICLE 3
THE OFFERING
3.1 Proceeds of the Offering. The Offering shall consist of a primary offering of Photowatt Common Shares, with a secondary offering of Photowatt Common Shares by ATS to the extent that the over-allotment option to be granted by ATS to the underwriters of the Offering is exercised. The net proceeds of the Offering to Photowatt shall be used as described in the Prospectus in the section entitled “Use of Proceeds.”
ARTICLE 4
MATTERS RELATING TO A SPIN-OFF
4.1 Spin-Off.
(a)	ATS has the right, but not the obligation, following the consummation of the Offering, to effect one or more Spin-Offs. ATS shall (in its sole and absolute discretion) determine whether to effect a Spin-Off and, if so, the date of its consummation and all of its terms, including (a) the form, structure and terms of any transactions(s) and/or offerings(s) to effect the Spin-Off; (b) the timing of and conditions to the consummation of the Spin-Off; (c) the selection of any investment banker(s) and manager(s); and (d) the selection of any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors. In addition, ATS may, at any time and from time to time until the completion of a Spin-Off, modify or change the terms of such a Spin-Off, including by accelerating or delaying the timing of the consummation of all or part of such a Spin-Off. At the request of ATS, Photowatt shall cooperate with ATS in all respects to accomplish a Spin-Off and shall, at the direction of ATS, promptly take any and all actions necessary or desirable to effect a Spin-Off, including, to the extent necessary: (i) all actions required to be undertaken by Photowatt in connection with an amalgamation of Photowatt with either an Affiliate of ATS or a corporation whose shareholders and shareholdings are the same as the shareholders and shareholdings of ATS (in either case, an “Amalco”), that does not result in an adverse “material change” (as defined under Canadian

Securities Laws) to the Photowatt Group, including preparing and delivering a notice of a meeting of holders of Photowatt Shares and soliciting votes in favour of any such amalgamation, which may be specified by ATS, on terms to be specified by ATS (acting reasonably); and (ii) the registration under the Securities Act and the Exchange Act of the Photowatt Common Shares distributed by ATS on an appropriate registration form or forms, the filing of all required documents with Canadian provincial and territorial securities regulatory authorities (the “Canadian Authorities”) and the SEC, including a prospectus prepared in accordance with Canadian Securities Laws and the Securities Act and an application for relief from the Canadian Authorities and the SEC in respect of prospectus or registration requirements otherwise applicable, in any case to ensure that the Photowatt Common Shares are not subject to resale restrictions under Canadian Securities Laws (except those restrictions which may be applicable to control block holders) and the Securities Act. Nothing in this Agreement shall prohibit Photowatt from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with a Spin-Off.
(b)	ATS will not effect a Spin-Off involving an amalgamation of Photowatt with an Amalco unless ATS has obtained an advance tax ruling from the Canada Revenue Agency reasonably acceptable to the board of directors of ATS, to the effect that any dividend received by the Amalco will not be deemed under 55(2) of the Income Tax Act (Canada) not to be a dividend received by the Amalco.
4.2 Actions Prior to a Spin-Off. In connection with a Spin-Off, the Parties shall take one or more of the applicable actions set forth in this Section 4.2.
(a)	ATS and Photowatt shall prepare and mail, prior to the effective date of the Spin-Off, to the holders of ATS Common Shares, such information concerning Photowatt and the Spin-Off and such other matters as ATS reasonably determines and as may be required by Law. The Parties shall prepare, and Photowatt shall, to the extent required by applicable Law, file with the SEC and Canadian Authorities any such documentation that ATS determines is necessary or desirable to effect the Spin-Off, and each Party shall use commercially reasonable efforts to obtain all necessary approvals from the SEC and Canadian Authorities with respect thereto as soon as practicable.

(b)	Photowatt shall use commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Spin-Off.

(c)	Photowatt shall prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the Photowatt Common Shares to be distributed in the Spin-Off on The Nasdaq Global Market and the Toronto Stock Exchange, subject in each case to official notice of issuance.

(d)	Photowatt shall use commercially reasonable efforts to take all such other actions (or refrain from any actions) reasonably requested by ATS in connection with the Spin-Off.
4.3 Stockholder-Related Matters Regarding a Spin-Off. With respect to a Spin-Off and subject to Section 4.3(d):
(a)	Distribution. For the purpose of this Section 4.3, the contemplated distribution of Photowatt Common Shares owned by ATS to record holders of ATS Common Shares entitled to receive Photowatt Common Shares in connection with the Spin-Off may take place directly or indirectly, by way of a single step or a series of one or more intermediate steps, including one or more distributions of shares of one or more Affiliates of ATS.

(b)	Distribution Agent. On or prior to the effective date of the Spin-Off, ATS shall deliver to a distribution agent to be appointed by ATS (the “Distribution Agent”) for the benefit of holders of record of ATS Common Shares on the Record Date, documentation reasonably required by the Photowatt Transfer Agent, representing all of the outstanding Photowatt Common Shares then owned by ATS to be distributed pursuant to the Spin-Off and ATS shall instruct the Distribution Agent to deliver to the Photowatt Transfer Agent true, correct and complete copies of the share and transfer records reflecting the record holders of ATS Common Shares entitled to receive Photowatt Common Shares in connection with the Spin-Off. ATS shall cause its transfer agent to instruct the Distribution Agent to distribute on the effective date of the Spin-Off or as soon as reasonably practicable thereafter, directly or indirectly, by way of a single step or a series of one or more intermediate steps, the appropriate number of Photowatt Common Shares to each such record holder or designated transferee(s) of such record holder. ATS shall (and shall instruct the Distribution Agent to) cooperate with Photowatt and the Photowatt Transfer Agent, and Photowatt shall (and shall instruct the Photowatt Transfer Agent to) cooperate with ATS and the Distribution Agent, in connection with all aspects of the Spin-Off and all other matters relating to the issuance and delivery or certificates representing, or other evidence of ownership of, the Photowatt Common Shares to be distributed to the holders of ATS Common Shares in connection with the Spin-Off.

(c)	Number of Spin-Off Shares. Each record holder of ATS Common Shares on the Record Date (or such record holder’s designated transferee(s)) shall be entitled to receive in the Spin-Off, directly or indirectly, by way of a single step or a series of one or more intermediate steps, a number of Photowatt Common Shares equal to the number of ATS Common Shares held by such record holder on the Record Date, multiplied by a fraction, (i) the numerator of which is the number of Photowatt Common Shares to be distributed by ATS pursuant to Section 4.3(a) and (ii) the denominator of which is the number of ATS Common Shares outstanding on the Record Date. If the Spin-Off consists of more than one class of Photowatt Common Shares, each record holder of ATS Common Shares shall receive Photowatt Common Shares of each class, calculated as provided above, except that the calculation shall be performed separately for each such class.
(d)	Rights of Holders of Spin-Off Shares. After the Spin-Off, until such Photowatt Common Shares are duly registered in the names of the record holders of ATS Common Shares entitled to receive Photowatt Common Shares in connection with the Spin-Off, in accordance with applicable Law, Photowatt shall regard the Persons entitled to receive such Photowatt Common Shares as record holders of Photowatt Common Shares in accordance with the terms of the Spin-Off without requiring any action on the part of such Persons. Photowatt agrees that, subject to any transfers of such Photowatt Common Shares, (i) each such record holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Photowatt Common Shares then held by such record holder, and (ii) each such record holder shall be entitled, without any action on the part of such record holder, to receive one or more certificates representing, or other evidence of ownership of, the Photowatt Common Shares then held by such record holder.

(e)	Other Transactions. If ATS determines (in its sole discretion) to effect the separation or other disposition of the Photowatt Common Shares held by it through a transaction other than a Spin-Off (whether by means of a plan of arrangement, split off, a share exchange or otherwise), Photowatt shall use commercially reasonable efforts to take all actions (or refrain from any actions) reasonably requested by ATS in connection therewith.
ARTICLE 5
EMPLOYEE MATTERS AND NON-COMPETITION
5.1 Employee Matters
(a)	Without the prior written consent of ATS, Photowatt shall not (and shall cause its Affiliates not to) for a period of five years from the date hereof, directly or indirectly, either for itself or another Person, (i) hire, employ, retain or Contract for service, or offer to hire, employ, retain or Contract for service, as a director, officer, employee, partner, consultant, independent contractor or otherwise, any individual employed by ATS or any of its Affiliates including any such individual seconded by any member of the ATS Group to any member of the Photowatt Group, or (ii) solicit for employment, solicit for hire, Contract for the services of, or encourage any individual to terminate his or her employment with ATS or any of its Affiliates, other than in publications of a general nature and not specifically directed at any employee or employees of ATS or any of its Affiliates, unless in either case, (A) ATS (and/or its applicable Affiliate) has terminated the employment of such individual or (B) at least two years have elapsed since such individual has voluntarily terminated his or her employment with ATS (and/or its applicable Affiliate).

(b)	Without the prior written consent of Photowatt, ATS shall not (and shall cause its Affiliates not to) for a period of five years from the date hereof, directly or indirectly, either for itself or another Person, (i) hire, employ, retain or Contract for service, or offer to hire, employ, retain or Contract for service, as a director, officer, employee, partner, consultant, independent contractor or otherwise, any individual employed by Photowatt or any of its Affiliates including any such individual seconded by any member of the Photowatt Group to any member of the ATS Group, or (ii) solicit for employment, solicit for hire, Contract for the services of, or encourage any individual to terminate his or her employment with Photowatt or any of its Affiliates, other than in publications of a general nature and not specifically directed at any employee or employees of Photowatt or any of its Affiliates, unless in either case, (A) Photowatt (and/or its applicable Affiliate) has terminated the employment of such individual or (B) at least two years have elapsed since such individual has voluntarily terminated his or her employment with Photowatt (and/or its applicable Affiliate).
5.2 Non-Competition. For a period of three years from the date hereof, Photowatt shall not, and shall cause the members of the Photowatt Group not to, directly or indirectly, engage in any development, production, manufacture, marketing, distribution, promotion or sale of products competitive with ATS Products in any country in the world in which ATS conducts its business.
ARTICLE 6
ACCESS TO AND DISCLOSURE OF INFORMATION
6.1 Restrictions on Disclosure of Information.
(a)	Generally. Without limiting any rights or obligations under any other existing or future agreement between the Parties and/or any other members of their respective Group relating to confidentiality, each Party shall, and each Party shall cause its respective Group members and its Representatives to, hold in strict confidence, with at least the same degree of care that applies to ATS confidential and proprietary Information pursuant to policies in effect as of the Separation Time, and use only for the Designated Purposes, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Separation Time or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any other Separation Agreement or the transactions contemplated hereby or thereby (including Information relating to employee benefit or compensation plans, proprietary software and computer programs, and business records). Notwithstanding the foregoing, each Party, its respective Group members and each of their respective Representatives may disclose such Information to the extent that such Person can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the Parties and/or any of their respective Group members relating to confidentiality, or (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such Person by Persons who do not have use of any such Information. Each Party shall maintain, and shall cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 6.1.
(b)	Non-Disclosure of Third Person Information by Photowatt. Photowatt acknowledges that it and other members of the Photowatt Group may have in its or their possession confidential or proprietary Information of third Persons that was received under a confidentiality or non-disclosure agreement between a member of the ATS Group and such third Person prior to the Separation Time. Photowatt shall (and shall cause its respective Group members and Representatives to) hold in strict confidence and restrict the use of the confidential and proprietary Information of third Persons to which any member of the Photowatt Group has access, in accordance with the terms of any agreements entered into prior to the Separation Time between members of the ATS Group (whether acting through, on behalf of, or in connection with, the Photowatt Business or otherwise) and such third Persons.

(c)	Non-Disclosure of Third Person Information by ATS. ATS acknowledges that it and other members of the ATS Group may have in its or their possession confidential or proprietary Information of third Persons that was received under a confidentiality or non-disclosure agreement between a member of the Photowatt Group and such third Person prior to the Separation Time. ATS shall (and shall cause its respective Group members and Representatives to) hold in strict confidence and restrict the use of the confidential and proprietary Information of third Persons to which any member of the ATS Group has access, in accordance with the terms of any agreements entered into prior to the Separation Time between members of the Photowatt Group and such third Persons.

(d)	Disclosure of Confidential Information with a Group. Once confidential Information has been disclosed to a Group, the members of such Group may disclose it to their individual employees who are engaged directly in the Designated Purposes. Such Group members may also disclose such confidential Information to its Representatives. Such Group members shall advise each recipient of the confidential nature of such confidential Information, and shall instruct each such recipient to comply with the confidentiality obligations contained herein; and the Party responsible for such Group member shall be responsible for the failure of any such recipient to do so. Upon a Party’s request, the Party receiving confidential Information shall require its recipients of such Information to sign an agreement of confidentiality and nondisclosure satisfactory to the requesting Party. The obligations of the receiving Party with respect to such recipient apply regardless of whether such recipient is an employee of such Party.
6.2 Legally Required Disclosure of Information. If either Party or any of its respective Group members or Representatives becomes legally required to disclose any Information (the “Disclosing Party”) that it is otherwise obligated to hold in strict confidence pursuant to Section 6.1, such Party shall promptly notify the Person that owns or has a duty not to disclose the Information (the “Owning Party”) and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 6.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 6.2, the Disclosing Party shall (a) disclose only that portion of the Information that its legal counsel advises it is compelled to disclose or otherwise stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment shall be accorded such Information, and (c) promptly provide the Owning Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed.
6.3 Access to Information. During the Retention Period, each Party shall (and shall cause its respective Group members and Representatives to) cooperate with and afford to the other Party reasonable access upon reasonable advance written request to all Information (other than Information that is (a) protected from disclosure by the attorney-client privilege or work product doctrine, (b) business sensitive from the perspective of any aspect of the Photowatt Business that is competitive in a material respect with one or more aspects of the ATS Business, (c) the subject of a confidentiality agreement between such Party and a third Person that prohibits disclosure to the other Party, or (d) prohibited from disclosure under applicable Law) owned by such Party or one of its Group members or within such Party’s or any of its respective Group member’s or Representative’s possession that is created prior to the Spin-Off Date and that relates to the business, assets or liabilities of the requesting Party (the “Requestor”), and such access is reasonably required by the Requestor (i) to comply with requirements imposed on the Requestor by any Governmental Authority, (ii) for use in any proceeding (except for a litigation matter between the Parties or any of their respective Group members), (iii) to satisfy audit, accounting, Tax or similar requirements, (iv) to obtain insurance, or (v) to comply with the Requestor’s obligations under this Agreement or any other Separation Agreement. As used in this Agreement, “access” shall mean the obligation of a Party in possession of Information (the “Possessor”) requested by the Requestor to exert its commercially reasonable efforts to locate all requested Information that is owned and/or possessed by Possessor or any of its respective Group members or Representatives. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information to the Requestor in the form requested by the Requestor. The Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor’s expense. In connection with providing Information pursuant to this Section 6.3, each Party shall, upon the request of the other Party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.

6.4 Record Retention. Photowatt shall (and shall cause each of its other Group members to) adopt and comply with a prudent record retention policy with respect to Information owned by or in the possession of the Photowatt Group and created prior to the Spin-Off Date that is no less stringent than the ATS record retention policy in effect as of the Separation Time or as ATS may modify such policy between the Separation Time and the Spin-Off Date, provided that ATS notifies Photowatt of any such modifications. In any event, such record retention policy will require Photowatt to retain Information owned by or in the possession of the Photowatt Group and created prior to the Spin-Off Date for a period of not less than seven years. Each Party shall, at its sole cost and expense, preserve and retain all Information in its respective possession or control that the other Party has the right to access pursuant to Section 6.3 or that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any Governmental Authority, (b) any litigation matter, (c) applicable Law, or (d) any Separation Agreement (as applicable, the “Retention Period”). If either Party wishes to dispose of any Information that it is obligated to retain under this Section 6.4 prior to the expiration of the Retention Period, then that Party shall first provide 45 days’ written notice to the other Party, and the other Party shall have the right, at its option but at the expense of the Party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within 90 days after the date of the notice provided pursuant to this Section 6.4. Written notice of intent to dispose of such Information shall include a description of the Information in detail sufficient to allow the other Party to reasonably assess its potential need to retain such materials.
6.5 Production of Witnesses. For seven years after the Separation Time, each Party shall (and shall cause each of its respective Group members to) use commercially reasonable efforts to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved.
6.6 Reimbursement. Unless otherwise provided in this Article 6, each Party providing access to Information or witnesses to the other Party pursuant to Sections 6.3, 6.4 or 6.5 shall be entitled to receive from the receiving Party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.
6.7 Other Agreements Regarding Access to Information. The rights and obligations of the Parties under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any other Separation Agreement.
6.8 Acquisition of Photowatt by Another Person. If Photowatt enters into an agreement with a third Person to directly or indirectly sell all or any portion of the Photowatt Business (other than in the ordinary course of business consistent with past practice), together with the Information related thereto, whether pursuant to a share or asset sale, merger or otherwise, ATS shall have the right to duplicate any Information held by Photowatt that relates to

(a) the Photowatt Business as conducted through the Spin-Off Date (or the date of the disposition to such third Person if a Spin-Off has not occurred), (b) the transactions contemplated by this Agreement and the other Separation Agreements, and (c) the Financial Statements and any Information relating thereto included in financial statements of ATS. Photowatt shall, in connection with any such disposition (x) provide ATS not less than 20 days’ written notice prior to the consummation of such disposition, and (y) not disclose any Information of ATS or relating to the ATS Business to such third Person without the express written consent of ATS (which may be withheld in its absolute and sole discretion). In addition, ATS shall have the right, in its sole discretion, to require Photowatt to destroy or return to ATS all or any portion of such Information of or relating to the ATS Business prior to such disposition. If ATS enters into an agreement with a third Person to sell all or any portion of the ATS Business, ATS shall not in connection with any such disposition disclose any Information of Photowatt or relating to the Photowatt Business to such third Person without the express written consent of Photowatt (which may be withheld in its absolute and sole discretion).
ARTICLE 7
ADDITIONAL COVENANTS
7.1 Further Assurances. The Parties shall (or shall cause their appropriate Group members or Representatives, as appropriate, to) execute and deliver such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement and the other Separation Agreements. At the request of Photowatt, ATS shall (and shall cause applicable members of the ATS Group to) execute and deliver to Photowatt and/or applicable members of the Photowatt Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as Photowatt may reasonably deem necessary or desirable in order (a) to transfer, convey and assign to Photowatt and the other members of the Photowatt Group, as applicable, the Photowatt Assets, (b) to put Photowatt and the other members of the Photowatt Group, as applicable, in actual possession and operating control thereof, and (c) to permit Photowatt and the other members of the Photowatt Group, as applicable, to exercise all rights with respect thereto. At the request of ATS, Photowatt shall (and shall cause applicable members of the Photowatt Group to) execute and deliver to ATS and/or applicable members of the ATS Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as ATS may reasonably deem necessary or desirable in order to ensure that Photowatt and the other members of the Photowatt Group fully and unconditionally assume and discharge the Photowatt Liabilities as contemplated under this Agreement, the other Separation Agreements or any document in connection herewith or therewith, and relieve the ATS Group of any Liability with respect thereto and evidence the same to third Persons. Except as otherwise expressly provided in this Agreement or any other Separation Agreement, no member of the ATS Group shall be obligated to incur any out-of-pocket costs, expenses and fees in connection with its obligations under this Section 7.1, including any attorneys’ fees, recording, assignment or other similar fees.
7.2 Performance. ATS shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Separation Agreement to be performed by any member of the ATS Group. Photowatt shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Separation Agreement to be performed by any member of the Photowatt Group. Each Party further agrees that it shall cause its other Group members not to take any action or fail to take any action inconsistent with such Party’s obligations under this Agreement, any other Separation Agreement or the transactions contemplated hereby or thereby.
7.3 ATS Guarantees. Photowatt acknowledges that members of the ATS Group have entered into various arrangements in which one or more members of the ATS Group issued or made available guarantees, sureties, bonds, letters of credit or similar instruments or are the primary obligors on other agreements, in any such case to support or facilitate the Existing Photowatt Business or the Photowatt Business (the “Business Guarantees”). It is understood that none of such Business Guarantees shall continue after the Separation Time. On or as promptly as practicable following the date hereof, but in no event later than the Separation Time, Photowatt shall obtain replacements for such Business Guarantees or will either terminate the business transactions or programs of the member of the Photowatt Group supported or facilitated by such Business Guarantees or arrange for itself or one of its Affiliates to be substituted as the primary obligor thereto (collectively, the “Substitute Guarantees”).
7.4 TPC Contribution Agreement.
(a)	Assumption. Photowatt covenants and agrees to observe, perform and fulfill each and every Liability, covenant, term and condition of ATS in, to and under the TPC Contribution Agreement from and including the date of assignment of the TPC Contribution Agreement to Photowatt, to the same extent as if Photowatt had been originally named as a party to the TPC Contribution Agreement together with ATS, collectively as “the Proponent” as such term is used in the TPC Contribution Agreement.

(b)	No Amendment, Termination or Waiver. During such period of time as ATS remains a party to and bound by the TPC Contribution Agreement, Photowatt covenants and agrees: (i) not to amend or assign the TPC Contribution Agreement, or to seek the consent of any other party to the TPC Contribution Agreement to the waiver of any provisions thereof, without ATS’ prior written consent and (ii) not to terminate or breach the TPC Contribution Agreement or, for greater clarity, effect a material change in the total scope or nature of any element of the “Project” as such term is used in the TPC Contribution Agreement, without prior consultation with ATS, such consultation to be conducted in good faith and for a reasonable duration.

(c)	Further Assurances. For greater clarity, if ATS determines (in its sole discretion) to seek any further consent or consents with respect to the assignment of the TPC Contribution Agreement, the assignment of Assets subject to the TPC Contribution Agreement, or the release of ATS from any or all Liabilities, covenants, terms or conditions under TPC Contribution Agreement, Photowatt covenants and agrees to take all actions (or refrain from any actions) reasonably requested by ATS in connection therewith.
7.5 Original Corporate Records.
(a)	If any member of the ATS Group has possession of original corporate records of the Photowatt Group, ATS will cause such member to promptly deliver such original corporate records to the Photowatt Group upon request.

(b)	If any member of the Photowatt Group has possession of original corporate records of the ATS Group, Photowatt will cause such member to promptly deliver such original corporate records to the ATS Group upon request.
7.6 License of ATS Automation Solar Know-How.
(a)	License. Subject to the terms and conditions of this Agreement, including Section 5.2, ATS hereby grants to Photowatt an irrevocable, personal, non-exclusive, worldwide, royalty-free, perpetual right and license to use the ATS Solar Automation Know-How now in Photowatt’s possession, solely for Photowatt’s internal use in conducting Photowatt’s business including the right to make, have made, and use, but excluding the right to market and sell manufacturing equipment embodying such ATS Solar Automation Know-How.

(b)	Sub-Licensing. The license granted in Section 7.6(a) is personal and non-transferable and may not be sub-licensed without the express written consent of ATS, except to a wholly-owned Subsidiary of Photowatt and then only so long as it remains a wholly-owned Subsidiary of Photowatt.

(c)	Restrictions. For greater certainty, nothing in the license granted in Section 7.6(a):

(i)	entitles Photowatt to use the ATS Solar Automation Know-How for the benefit of a competitor of ATS other than may be incidental to the manufacturing of equipment for Photowatt;

(ii)	grants Photowatt any rights in respect of any patent or application therefor, trade-mark or copyright owned by the ATS Group or any intellectual property rights owned by any third party;

(iii)	grants Photowatt any rights in respect of know-how arising after the date of execution of this agreement;

(iv)	prevents any member of the ATS Group from continuing to manufacture equipment or offering services in respect of the Field of Use for the solar industry or using the ATS Solar Automation Know-How in any way; nor

(v)	prevents either Party from using know-how, technology or information generally known within the applicable industry.
(d)	Acknowledgment. Photowatt acknowledges that the purpose of this Agreement is to facilitate Photowatt in continuing to conduct its business by providing for the continued use of ATS Solar Automation Know-How now in its possession. Photowatt also acknowledges that, as of the execution of this Agreement, it is in possession of all ATS Solar Automation Know-How licensed hereunder and that ATS has no affirmative obligation hereunder to actively disclose, transmit or deliver to Photowatt in any manner any ATS Solar Automation Know-How.

(e)	No Ongoing Assistance. ATS shall have no ongoing obligation to provide further information or assistance to Photowatt, to provide technical advice, to send personnel to Photowatt’s facilities or to train Photowatt’s personnel, except as ATS and Photowatt may specifically agree.

(f)	No Rights to Improvements. ATS shall have no obligation to provide Photowatt with updates or improvements to the ATS Solar Automation Know-How or to know-how developed after the date of execution of this Agreement and neither Party shall have any obligation to disclose to the other improvements to the ATS Solar Automation Know-How developed or acquired by that Party.

(g)	No Warranties. ATS does not warrant the quality, utility, merchantability, or any other characteristic of the ATS Solar Automation Know-How or of any product made, used or sold under the license granted in Section 7.6(a). ATS shall not be liable or responsible in any way (including incidental or consequential damages) for any use which Photowatt or any customer of Photowatt makes of any product manufactured, used or sold which incorporates the ATS Solar Automation Know-How licensed under this Agreement. Nothing herein shall be construed as a representation or warranty by ATS (i) as to the results to be attained by the utilization of the rights granted under this agreement; or (ii) that there is any warranty other than as expressly described herein.

(h)	Confidentiality. The Parties acknowledge that the ATS Solar Automation Know-How, whether written or unwritten, is considered secret, confidential and proprietary to ATS and as such, shall be deemed to be confidential whether or not such information, in written form or not, is so identified by ATS as being confidential. Specific ATS Solar Automation Know-How disclosed by ATS to Photowatt shall not be deemed to be in the public domain merely because it is addressed in a general manner as part of information in the public domain, provided that the specific information is not public. Photowatt shall not disclose, for a period of ten years from the date first written above, any and all such confidential ATS Solar Automation Know-How, provided, however, that such obligations of secrecy shall not include information that:
(i)	is at the time of disclosure generally available to the public, or

(ii)	becomes after disclosure generally available to the public through no fault of the Photowatt, or

(iii)	is received by Photowatt from third parties and such third party is not prohibited from disclosing the information to Photowatt.
During such period, Photowatt shall ensure that no such part of the ATS Solar Automation Know-How that is confidential shall be disclosed except to responsible Representatives who require such information during the course of their duties, and then only in accordance with Section 7.6(j).

(i)	Further Covenants. Photowatt shall not use, disclose or allow access to the ATS Solar Automation Know-How for any purpose other than the purposes permitted by the license granted to it in Section 7.6(a) and in any event in any way that is, directly or indirectly, detrimental to ATS or its Affiliates. Photowatt shall keep the ATS Solar Automation Know-How strictly confidential and treat the ATS Solar Automation Know-How as proprietary to ATS. Photowatt shall not divulge to, or cause or permit to be divulged to, any third party other than Representatives, in any manner whatsoever, the ATS Solar Automation Know-How.

(j)	Disclosure to Representatives. Photowatt may disclose ATS Solar Automation Know-How to only those of its Representatives as is necessary for the purposes permitted by the license granted to it in Section 7.6(a). Photowatt shall inform such Representatives of the confidential nature of the ATS Solar Automation Know-How and cause such Representatives to agree to treat such ATS Solar Automation Know-How confidentially in accordance with this Agreement and not to use, disclose or allow access to such ATS Solar Automation Know-How except as permitted herein. Photowatt shall be responsible for any breach of this Agreement by any of its Representatives. Photowatt shall take all reasonable measures, including court proceedings, at Photowatt’s sole expense, to restrain its Representatives from making unauthorized use or disclosure of the ATS Solar Automation Know-How.

7.7 Legal and Regulatory Matters. Until ATS and its Affiliates cease to hold in aggregate less than 50% of the outstanding Photowatt Common Shares, Photowatt shall not adopt policies or directives relating to legal or regulatory compliance that are inconsistent in any material respect with the policies and directives identified by ATS as critical to legal and regulatory compliance; provided, however, that nothing contained herein shall prevent adoption of policies or directives that, in the opinion of counsel to Photowatt, are necessary or desirable to comply with then applicable Law.
ARTICLE 8
MUTUAL RELEASES; INDEMNIFICATION
8.1 Release of Pre-Closing Claims.
(a)	Photowatt Release. Except as provided in Section 8.1(d) to this Agreement, effective as of the Separation Time, Photowatt does hereby, for itself and as agent for each member of the Photowatt Group, remise, release and forever discharge the ATS Indemnified Persons from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Time, including in connection with the transactions and all other activities to implement any of the Offering or the transactions contemplated by this Agreement or any of the Separation Agreements.

(b)	ATS Release. Except as provided in Section 8.1(d), effective as of the Separation Time, ATS does hereby, for itself and as agent for each member of the ATS Group, remise, release and forever discharge the Photowatt Indemnified Persons from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Time, including in connection with the transactions and all other activities to implement any of the Offering or the transactions contemplated in this Agreement or any of the Separation Agreements.

(c)	Release and Waiver of Unknown Claims. Photowatt, for itself and as agent for each member of the Photowatt Group, and ATS, for itself and as agent for each member of the ATS Group, do hereby agree, represent, and warrant that the matters released herein are not limited to matters which are known or disclosed. Photowatt, for itself and as agent for each member of the Photowatt Group, and ATS, for itself and as agent for each member of the ATS Group, may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this release, but each shall be deemed to have, finally, and forever settled and released any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.
(d)	No Impairment. Nothing contained in Section 8.1(a), Section 8.1(b) or Section 8.1(c) shall impair any right of any Person to enforce this Agreement or any other Separation Agreement or other agreement in force and effect between Photowatt and ATS as of the Separation Time, in each case in accordance with its terms, including the provisions of Section 8.2, Section 8.3 and Section 8.4.

(e)	No Actions as to Released Claims. Photowatt agrees, for itself and as agent for each member of the Photowatt Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against ATS or any member of the ATS Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a). ATS agrees, for itself and as agent for each member of the ATS Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Photowatt or any member of the Photowatt Group, or any other Person released pursuant to Section 8.1(b), with respect to any Liabilities released pursuant to Section 8.1(b).

(f)	Further Instruments. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof and such other documents as are necessary to effect the purposes hereof.
8.2 Indemnification by Photowatt. Subject to Section 8.5, Photowatt shall indemnify and hold harmless each ATS Indemnified Person from and against any and all Losses relating to, arising out of or in connection with the following, whether such Losses arise or accrue prior to, on or following the Separation Time:
(a)	The failure of Photowatt or any other member of the Photowatt Group or any other Person to pay, perform or otherwise properly discharge any of the Photowatt Liabilities in accordance with their respective terms;

(b)	The Existing Photowatt Business, the Photowatt Business or any Photowatt Liability (including any Photowatt Liability guaranteed by a member of the ATS Group);

(c)	Any breach by Photowatt or any member of the Photowatt Group of this Agreement or any Separation Agreement;

(d)	With respect to all information contained in the Registration Statement, the Prospectus, the Preliminary Prospectus or any other materials (excluding in the case of such other materials any other materials distributed solely by or on behalf of ATS) distributed in connection with the Offering or the transactions contemplated in the Separation Agreements, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, other than with respect to the ATS Disclosure Portions; and

(e)	Any Liability, covenant, term and condition of ATS in, to and under the TPC Contribution Agreement.
8.3 Indemnification by ATS. Subject to Section 8.5, ATS shall indemnify and hold harmless each Photowatt Indemnified Person from and against any and all Losses incurred by such Photowatt Indemnified Person arising out of or in connection with the following, whether such Losses arise or accrue prior to, on or following the Separation Time:
(a)	The failure of ATS or any other member of the ATS Group or any other Person to pay, perform or otherwise properly discharge any of the ATS Liabilities in accordance with their respective terms;

(b)	The ATS Business or any ATS Liability, excluding any ATS Liability with respect to the TPC Contribution Agreement;

(c)	Any breach by ATS or any member of the ATS Group of this Agreement or any Separation Agreement; and

(d)	With respect to all information contained in the ATS Disclosure Portions, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
8.4 Claim Procedure.
(a)	Claim Notice. A Party that seeks indemnity under this Article 8 or under any other Separation Agreement (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) in respect of Losses arising from any matter other than Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Losses. No failure or delay or deficiency on the part of the Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Losses caused by or arising out of such failure, delay or deficiency.

(b)	Response to Notice of Claim. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party shall pay the Claimed Amount using a payment method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties shall resort to the dispute resolution procedures set forth in Section 9.19.
(c)	Contested Claims. If the Indemnifying Party disputes that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, as soon as practicable but in no event later than 10 Business Days after the receipt of the notice referenced in Section 8.4(b), the Parties shall begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 9.19 hereof. Upon ultimate resolution thereof, the Parties shall take such actions as are reasonably necessary to comply with such resolution.

(d)	Third Party Claims.
(i)	If the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (in each case, a “Third Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 8, the Indemnified Party shall give written notification to the Indemnifying Party of the Third Party Claim. Such notification shall be given within five Business Days after receipt by the Indemnified Party of notice of such Third Party Claim, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed Losses; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Losses caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense.

(ii)	The Party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the reasonable fees and expenses of separate counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement; provided, further, that the Indemnifying Party shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction for all of the Indemnified Parties; provided, however, that in the event that such legal firm is conflicted amongst the Indemnified Parties, then the Indemnifying Party shall be responsible for the fees or expenses of up to two legal firms in any single jurisdiction for all of the Indemnified Parties. The Party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such Information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim.

(iii)	The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability and (C) such settlement does not create any financial or other obligation on the part of the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
8.5 Survival; Limitations.
(a)	Except to the extent expressly set forth in this Agreement or any other Separation Agreement, all covenants and agreements of the Parties contained in the Separation Agreements shall survive each of the Offering and a Spin-Off. The limitation period applicable to any proceeding in respect of such covenants and agreements shall be as prescribed by applicable Law. To the extent the limitation period applicable to any proceeding in respect of such covenants and agreements is governed by the Laws of the Province of Ontario, the limitation period shall be solely as prescribed in sections 15-17 of the Limitations Act, 2002 and any other limitation period in respect of such proceeding (including that provided for in section 4 of the Limitations Act, 2002) is extended accordingly. The rights and obligations of ATS, Photowatt and each of their respective Indemnified Persons under this Agreement shall survive the direct or indirect sale, assignment or other transfer by any Party of any Assets or Liabilities.

(b)	The amount of any Losses for which indemnification is provided under this Agreement shall be net of any Tax Benefit and any amounts actually recovered by the Indemnified Party from any third Person (including amounts actually recovered under insurance policies) with respect to such Losses. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Losses. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Losses for which indemnification is provided in this Agreement after the full amount of such indemnifiable Losses has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Losses and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess, if any, of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Losses plus the amount received from the third Person in respect thereof, over (Y) the full amount of such indemnifiable Losses.

(c)	Notwithstanding anything to the contrary in this Article 8, the initial presumption shall be that there is no insurance coverage for any such Losses, and the Indemnifying Party shall, upon request by the Indemnified Party, fully indemnify and hold harmless the Indemnified Party from and against any and all such Losses. Once the Indemnifying Party has discharged this obligation to the Indemnified Party, the Indemnifying Party may request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Losses. If so requested, the Indemnified Party shall pursue insurance coverage, including, if necessary, the filing of coverage litigation, all of which shall be at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The Indemnified Party shall retain full and exclusive control of all such matters (including the settlement of underlying covered claims and/or coverage claims against insurers), and the Indemnified Party shall have the right to select counsel with the concurrence of Indemnifying Party, which concurrence shall not be withheld unreasonably. The net proceeds of any insurance recovery (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) shall be paid to the Indemnifying Party. At all times, the Indemnifying Party shall cooperate with the Indemnified Party’s insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party. It is not the intent of this Section 8.5(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Losses in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. Notwithstanding anything to the contrary in this Section 8.5(c), if the Indemnified Party (in its absolute and sole discretion) determines that it is necessary to do so, the Indemnified Party may pursue insurance coverage for the benefit of the Indemnified Party before the Indemnifying Party has fully discharged its obligations to the Indemnified Party under this Agreement. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party shall not relieve the Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses.
(d)	Any indemnification payment made under this Agreement shall be characterized for Tax purposes as a contribution or distribution or payment of an assumed or retained liability, as applicable.

(e)	ATS’ and Photowatt’s indemnity obligations under Sections 8.2 and 8.3 shall be reduced to reflect any Tax Benefit realized, in the year in which the indemnity payment is required to be made or in any prior year, by the Indemnified Party or any of its Affiliates. To the extent that the claim with respect to which an indemnity obligation arises has not given rise to a Tax Benefit in prior year or in the year in which the indemnity payment is to be made, but gives rise to a Tax Benefit in a later year, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit. For purposes of determining the amount of any payment due to an Indemnified Party pursuant to this Section 8.5(e), ATS and Photowatt and their respective Affiliates shall be deemed to use all other deductions, amortizations, exclusions from income or other allowances (to the extent that such deductions, amortizations, exclusions from income or other allowances are entitled to be used under applicable tax law) prior to the use of any Tax Benefits in respect of which the Indemnifying Party is obligated to pay the Indemnified Party hereunder.

(f)	Notwithstanding anything in this Agreement or any other Separation Agreement to the contrary, in no event shall any Party or any of its Group members be liable to the other Party or any other Person under this Agreement or any other Separation Agreement for, and each Party (on behalf of itself, its Affiliates and other Indemnified Persons) hereby releases the other Party from all claims for, special, collateral, indirect, consequential, incidental or punitive damages (including lost profits or savings), however caused and on any theory of liability (including negligence), even if advised of their possible existence; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations as set forth in Article 8 hereof in respect of any Third Party Claim.

8.6 Production of Witnesses and Documents. If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall use its commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
ARTICLE 9
MISCELLANEOUS
9.1 Assignment. Neither Party shall assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party, which in the case of the consent of ATS, may be granted or withheld in ATS’ sole discretion, and in the case of the consent of Photowatt, shall not be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing, ATS may assign any or all of its rights or interest under this Agreement to any Affiliate of ATS without the consent of Photowatt. This Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns, and any permitted assignee shall agree to perform the obligations of the assignor of this Agreement. Any attempted transfer, assignment or alienation in violation of this Section 9.1 shall be invalid and ineffective ab initio.
9.2 Entire Agreement. This Agreement and the other Separation Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties, in each case with respect to the subject matter hereof and thereof. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any Party to this Agreement or its directors, officers and agents, to any other Party to this Agreement or its directors, officers and agents except to the extent that the same has been reduced to writing and included as a term of the Separation Agreements, and none of the Parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort (including negligence) or in Contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.
9.3 No Agency. Nothing in this Agreement or any other Separation Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or, except to the extent provided in Section 4.02 of the Transitional Services Agreement, constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.
9.4 Future Litigation and Other Proceedings. If any member of the Photowatt Group (or any of its Representatives) or any member of the ATS Group (or any of its Representatives) at any time after the Separation Time initiates or becomes subject to any Action with respect to which the Parties have no prior agreements (as to indemnification or otherwise), upon reasonable notice (a) the Party (and its Group members and its and their respective Representatives) that has not initiated and is not subject to such Action shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such Action (including by way of provision of information and making available of Representatives as witnesses) and (b) each Party (and its Representatives) shall, at its own expense, coordinate with the other Party its strategies and actions with respect to such Action to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information and making available of Representatives as witnesses).
9.5 Further Assurances. On and after the Separation Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or consents, approvals, rulings or decisions of any Governmental Authority), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Separation Agreements, in order to effectuate the provisions and purposes of this Agreement and the Separation Agreements and the other transactions contemplated hereby and thereby.
9.6 Notices. Any notice, instruction, direction, demand or other communication to any Party under the terms of this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission from the recipient as at or prior to 5:00 p.m. Toronto time on such day; (c) the first Business Day after sent by facsimile (to the extent that the sender has received confirmation of transmission from the recipient after 5:00 p.m. Toronto time on the day sent by facsimile); or (d) the next business day after sent by registered mail (at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise) or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

(a)	if to ATS, to:

ATS Automation Tooling Systems Inc. 250 Royal Oak Road Cambridge, Ontario N3H 4R6

Attention: General Counsel Fax No.: (519) 650-6520

(b)	if to Photowatt, to:

Photowatt Technologies, Inc. 25 Reuter Drive Cambridge, Ontario N3E 1A9

Attention: President and Chief Executive Officer Fax No.: (519) 650-6535
In the event of a general discontinuance of registered mail service due to strike, lock out or otherwise, any notice, instruction, direction, demand or other communication will be delivered by hand, courier or express delivery service or sent by facsimile and will be deemed to have been received in accordance with this Section.
9.7 Time of Essence. Time is of the essence of this Agreement and the other Separation Agreements.
9.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.
9.9 Severability. If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator in any jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid and shall not affect the validity, legality or enforceability of such term or other provision in any other jurisdiction. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.
9.10 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control, such as acts of God, decrees or restraints of any Governmental Authority, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes or other labour disturbances or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment, and any other cause or causes whether similar or dissimilar to those already specified, which cannot be controlled by such Party. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay; provided however that the Party seeking to excuse its performance shall promptly notify the other Party of the cause therefor, such performance shall be so excused during the inability of the Party to perform so caused, but for no longer period, and the cause thereof shall be remedied as far as is commercially reasonable with all reasonable dispatch.
9.11 Publicity. Prior to the Separation Time, each of the Parties shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Offering or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.
9.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Separation Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Separation Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for security or posting of any bond with such remedy are waived.
9.13 Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.
9.14 Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.
9.15 Amendment. This Agreement may only be modified, amended by, altered or supplemented by the execution and delivery of a written agreement executed by both the Parties.
9.16 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
9.17 Authority. Each Party represents to the other Party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement and the other Separation Agreements, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the other Separation Agreements and (d) this Agreement and each of the Separation Agreements is legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.
9.18 Jurisdiction. If any Dispute arises out of or in connection with this Agreement or any other Separation Agreement, except as expressly contemplated by another provision of this Agreement or any Separation Agreement, the Parties irrevocably (and the Parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the Courts of the Province of Ontario, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL OR ADJUDICATION BY JURY.
9.19 Dispute Resolution. Any controversy or claim, whether based on Contract, tort, Law or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement or any other Separation Agreement, including this Section 9.19) (in each such case, a “Dispute”) arising out of or related to this Agreement or any other Separation Agreement, or the breach or termination thereof, shall be submitted in good faith to negotiations and, if necessary, mediation in accordance with the terms below before any Action is commenced.
(a)	Direct Negotiation. If either Party considers that any Dispute has arisen under or in connection with this Agreement, then such Party may first deliver a notice to the other Party describing the nature and the particulars of such Dispute. Second, within 10 Business Days following delivery of such notice to the other Party, or the expiry of the time for delivery of response to the Claim Notice under Section 8.4(b) hereof, whichever occurs first, the Parties shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute. Third, if the Dispute is still unresolved after 10 Business Days following the commencement of such good faith attempt, then the chief financial officer (or another designee with full authority to resolve such dispute) of each Party shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute, such meeting to be held within 20 days of the first meeting referred to above. Fourth, if the Dispute is still unresolved after 10 Business Days following the commencement of such second negotiations, then such Dispute shall be submitted to mediation in accordance with Section 9.19(b).

(b)	Mediation. If the Dispute is to be submitted to mediation in accordance with Section 9.19(a), the mediator will be selected by mutual agreement of the Parties, which agreement shall be reached in good faith and on a timely basis. If they are unable to agree on a mediator, each Party will select one third party representative, each of whom shall be an independent experienced professional mediator practicing in Ontario, which two representatives shall mutually select a mediator for such Dispute with the same qualifications referred to above (and each Party shall in good faith instruct its representative to work in good faith with the other Party’s representative to promptly select such mediator).

(i)	Mediation Procedure. The mediation will be conducted pursuant to the rules generally used by the mediator in the mediator’s practice, subject to the following:
(A)	The mediator will act as an advocate for resolution and will use his or her best efforts to assist the Parties in reaching a mutually acceptable settlement. The mediator may suggest ways of resolving the Dispute, but may not impose his or her own judgment on the issues or that of the Parties. The mediator will not have the authority to decide any issue for the Parties, but will attempt to facilitate the voluntary resolution of the Dispute by the Parties.

(B)	Each Person participating in the mediation will have authority to settle, and all Persons necessary to the decision to settle will be present during the entire mediation session or sessions.

(C)	The mediation will take place at a time and convenient location agreeable to the mediator and the Parties, as the mediator will determine, but such mediation will take place no later than 20 Business Days after the commencement of the second negotiations under Section 9.19(a) and will take place over two consecutive days.

(D)	Mediation sessions will be private, and only the Parties and their representatives may attend the mediation sessions. Other Persons may attend the mediation sessions only with the written permissions of the Parties and with the consent of the mediator.

(E)	There will be no stenographic record of the mediation process, and no Person will tape record any portion of the mediation sessions.

(F)	No subpoenas, summons, complaints, citations, writs, or other process may be served at or away from the site of any mediation session upon any Person who then is entering, on the way to, in attendance or leaving the session.

(G)	The Parties will participate in the mediation proceeding in good faith with the intention to settle.

(H)	No later than five days prior to the mediation, each Party will deliver to the mediator all information reasonably required for the mediator to understand the issues presented and a confidential memorandum (not to exceed five pages with normal type size and margins) setting forth the following:
i.	identification of the matters in dispute;

ii.	concise statement of points (factual, legal, practical) that such Party believes enhances its chance of achieving a favourable outcome of the Dispute; and

iii.	history of settlement discussions and outstanding offers of settlement.
(I)	The above rules may be modified or amended with the Parties’ written consent.
(ii)	Release. The mediator will not be a necessary or proper party in any Action relating to the mediation. Neither the mediator, the Person employing the mediator, nor the Person providing the mediator will be liable to any Party for any acts or omissions in connection with any mediation conducted pursuant to this Section 9.19.

(iii)	Compromise Negotiation. The mediation is a compromise negotiation for purposes of the applicable rules of evidence and is an alternative dispute resolution procedure subject to Law chosen to govern this Agreement. The entire procedure is and will be confidential. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees or other representatives and by the mediator, who is the Parties’ joint agent for purposes of these compromise negotiations, are confidential and will, in addition where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible for any purposes, including impeachment, if any litigation or other proceedings involve the Parties and will not be disclosed to anyone not an agent, employee, expert or other representative for any of the Parties. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. Confidential Information disclosed to the mediator by the Parties or by witnesses in the course of the mediation will not be divulged by the mediator. All records, reports or other documents received by the mediator while serving in that capacity will be confidential. The mediator will not be compelled to divulge such records or to testify with regard to the mediation in any adversary proceeding or judicial forum.

(iv)	Costs of Mediation. The Parties will bear their respective costs incurred in connection with the mediation described in this Section 9.19, except that the Parties will share equally the fees and expenses of the mediator, the costs of obtaining the facility for the mediation, and the fees and expenses of any experts employed at the mediator’s request.

(v)	Termination of Mediation. The mediation will be terminated upon the first to occur of the following:

(A)	by the execution of a settlement agreement resolving the dispute by the Parties;

(B)	by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

(C)	after the completion of two full days of mediation sessions, by written declaration of a Party or Parties to the effect that mediation proceedings are terminated.
(c)	Litigation. Neither Party may bring (or have brought) any Action in any forum with respect to any Dispute arising out of or related to this Agreement or any other Separation Agreement, or the breach or termination thereof, until such Party has fully complied with Sections 9.19(a) and (b) with respect to such Dispute.
9.20 Binding Effect. This Agreement and each other Separation Agreement binds and benefits the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties (and, solely for purposes of Section 8, ATS Indemnified Persons and Photowatt Indemnified Persons) and nothing in this Agreement, express or implied, confers or intends to confer any rights or remedies of any nature whatsoever in favour of any Person (including any employee or shareholder of ATS or Photowatt) other than the Parties.
9.21 Expenses. Except as otherwise provided in this Agreement or a Separation Agreement, each Party shall be responsible for its own fees, costs and expenses incurred in connection with the matters contemplated by this Agreement and the Separation Agreement; provided, however Photowatt shall be responsible for the payment of all costs, fees and expenses relating to the Offering and each Party shall be responsible for the payment of all of its costs, fees and expenses relating to a Spin-Off (or any other divestiture transaction employed by ATS).
9.22 Waiver. A provision of this Agreement or any other Separation Agreement may be waived only by a writing signed by the Party or Parties intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favour because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Any enumeration of a Party’s rights and remedies in this Agreement or any other Separation Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.
9.23 Compliance With Laws. Each Party shall comply with all applicable legal requirements (including all relevant federal, state and provincial legislation and regulatory requirements); and without limiting the generality of the foregoing, each Party shall comply with, and shall take all necessary measures to ensure that (i) its actions (or lack of action) do not result in non-compliance by the other Party, with the provisions of the Personal Information Protection and Electronic Documents Act (Canada) and any similar federal, state or provincial
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legislation, including the provisions relating to the collection, use, retention and disclosure of Personal Information and (ii) the transfer of any information hereunder is in compliance with applicable export control or similar Laws.
     IN WITNESS WHEREOF, the Parties have caused this Master Separation Agreement to be signed by their duly authorized representatives.

AUTOMATION TOOLING SYSTEMS INC.
By:
Name:
Title:

By:
Name:
Title:

PHOTOWATT TECHNOLOGIES INC.
By:
Name:
Title:

EXHIBIT A
Excluded Assets
1.	the premises and building that are the subject of the Lease Agreement.

2.	the investment of ATS in securities of Canadian Solar Inc.

3.	the ATS Solar Automation Know-How.

4.	any tax loss carryforwards, Canadian tax credits or related valuation allowances.

5.	any and all Assets of Matrix Solar Technologies, Inc. not sold, transferred, assigned or conveyed to Photowatt Technologies USA Inc. pursuant to an asset transfer agreement as between Matrix Solar Technologies, Inc. and Photowatt Technologies USA Inc. effected prior to the Separation Time.

EXHIBIT B
Included Liabilities
1.	tax liabilities of Matrix Solar Technologies, Inc. in relation to transfer of common shares in the capital stock of Spheral Solar Power, Inc.
2.	product warranty obligations related to the Existing Photowatt Business or the Photowatt Business, including warranties related to solar cells and solar modules.